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                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                           DNAP HOLDING CORPORATION


     DNAP Holding Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

     FIRST: That the Board of Directors of the Corporation, at a meeting held on February 25, 1999, adopted resolutions proposing and declaring advisable the amendments to the Certificate of Incorporation of the Corporation set forth in ARTICLES FOURTH and FIFTH below, and calling for the submission of said amendments to the stockholders of the Corporation for their consideration.

     SECOND: That the stockholders of the Corporation, at a meeting held on April 28, 1999, approved and adopted these amendments.

     THIRD: That these amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

     FOURTH: That ARTICLE I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "The name of the Corporation is Bionova Holding Corporation."

     FIFTH: That ARTICLE IV, Section 1, of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million Five Thousand (50,005,000) shares, consisting of (1) Fifty Million (50,000,000) shares of Common Stock, par value One Cent ($.01) per share ("Common Stock"), and (2) Five Thousand (5,000) shares of Preferred Stock, par value One Cent ($.01) per share ("Preferred Stock")."

     SIXTH: That these amendments to the Certificate of Incorporation of the Corporation shall be effective at 11:59 p.m., Eastern Time on the date upon which this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. IN WITNESS WHEREOF, this Certificate has been signed on behalf of the Corporation on this 28th day of April, 1999.


                                       DNAP HOLDING CORPORATION


                                       By: /s/ ARTHUR H. FINNEL
                                           ------------------------------------
                                           Arthur H. Finnel
                                           Executive Vice President